Exhibit 5

July 19, 2001

LifePoint, Inc.

10400 Trademark Street

Rancho Cucamonga, CA 91730

Dear Sirs and Madams:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by LifePoint, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 8,947,225 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), to be offered by the holders thereof named in the table under the caption "Selling Stockholders" in the Prospectus constituting Part I of the Registration Statement (the "Prospectus") of which (1) an aggregate of 3,949,150 shares (the "Shares") of the Common Stock were purchased by the holders or their transferors in the Company's private placement closed in February and March, 2000 (the "Offering") pursuant to Regulation D under the Securities Act, (2) an aggregate of 4,606,575 shares (the "Underlying Shares") of the Common Stock will be offered by the holders thereof when and if such holders exercise (a) their Common Stock purchase warrants expiring either February 28, 2005 or March 13, 2005 (the "Investor Warrants") granted to them as part of units in the Offering, (b) their Common Stock purchase warrants expiring March 13, 2005 (the "Finder's Warrants") issued to the holders or their transferors as partial payment of finder's fees in connection with the Offering or (c) the Common Stock purchase warrant expiring June 30, 2001 (the "Consultant's Warrant") issued to a consultant as compensation for its services in assisting the Company in its efforts to secure strategic partners or (3) an aggregate of 391,500 shares (the "Exercised Shares") of the Common Stock which were issued to the holders upon their exercises of Investors Warrants and a Finder's Warrant.

As counsel to the Company, we have examined the Restated Certificate of Incorporation of the Company, as amended by a Certificate of Designations filed on March 30, 2001, its By-Laws, its minutes and other corporate proceedings and corporate records relating to the authorization and, where applicable, the issuance of the Shares, the Investor Warrants, the Finder's Warrants, the Consultant's Warrant, the Exercised Shares and the Underlying Shares and have reviewed the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examination as we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

Based upon such examination and review, it is our opinion that:

1. The Company is duly organized and validly under the laws of the State of Delaware; and

2. The Shares and the Exercised Shares are, and the Underlying Shares will be, when issued in accordance with the respective terms of the Investor Warrants, the Finder's Warrants or the Consultant's Warrant, validly issued, fully paid and non-assessable.

In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Plan of Distribution" and "Legal Matters" included in the Prospectus.

Very truly yours,

/s/WACHTEL & MASYR, LLP